SPIRIT OF AMERICA INVESTMENT FUND, INC.

477 Jericho Turnpike Syosset, New York 11791

January 24, 2023

David Lerner Associates, Inc.

477 Jericho Turnpike

Syosset, New York 11791

To Whom It May Concern,

Reference is made to the Underwriting Agreement (the "Agreement") between Spirit of America Investment Fund, Inc. (the "Company") and David Lerner Associates, Inc. ("DLA") dated January 2, 2009.

This letter is to provide notice of the addition of a new series under the Company: Spirit of America Utilities Fund (the "New Fund"). The New Fund is to be considered a Fund under the Agreement and shall be subject to the terms set forth under the Agreement unless otherwise provided herein.

The Company requests that you act in the capacity of distributor and principal underwriter with respect to the New Fund while continuing to act as distributor and principal underwriter with respect to each of Spirit of America Real Estate Income and Growth Fund, Spirit of America Large Cap Value Fund, Spirit of America Municipal Tax Free Bond Fund, Spirit of America Income Fund, Spirit of America Income & Opportunity Fund and Spirit of America Energy Fund.

Please indicate that the foregoing and the attached is in accordance with your understanding and accept these terms, by signing and returning to us the enclosed copy hereof.

Sincerely,

Spirit of America Investment Fund, Inc.

/s/ David Lerner

David Lerner

President

David Lerner Associates, Inc.

Accepted: /s/ Daniel Lerner

Identification of Funds

This Exhibit A, dated as of January 24, 2023, restates Exhibit A to the Underwriting Agreement dated January 2, 2009 between Spirit of America Investment Fund, Inc. and David Lerner Associates, Inc.

SPIRIT OF AMERICA INVESTMENT FUND, INC.

Spirit of America Real Estate Income and Growth Fund

Spirit of America Large Cap Value Fund

Spirit of America Municipal Tax Free Bond Fund

Spirit of America Income Fund

Spirit of America Income & Opportunity Fund

Spirit of America Energy Fund

Spirit of America Utilities Fund